Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF SERIES D CONVERTIBLE VOTING PREFERRED STOCK

of

NextNRG, Inc.

a Nevada corporation

The undersigned, Joel Kleiner, Chief Financial Officer of NextNRG, Inc. (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation’s Articles of Incorporation (“Articles”) and pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as Series D Convertible Voting Preferred Stock, as follows:

FIRST: The Articles authorize the issuance by the Corporation of 50,000,000 shares of common stock, par value of $0.0001 per share (“Common Stock”), and 50,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”), and further authorize the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and to designate the rights, preferences and limitations of each series.

SECOND: Upon the approval and recommendation of the audit committee of the Board, composed solely of independent and disinterested directors (the “Audit Committee”), and by resolution of the Board dated October 29, 2026 (Michael D. Farkas abstaining), the Board designated 7,000 shares of the Preferred Stock as the Series D Convertible Voting Preferred Stock, par value

$0.0001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES D CONVERTIBLE VOTING PREFERRED STOCK

Section 1. Powers and Rights of Series D Convertible Voting Preferred Stock. There is hereby designated a series of Preferred Stock of the Corporation as the Series D Convertible Voting Preferred Stock, par value $0.0001 per share (the “Series D Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series D Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series D Convertible Voting Preferred Stock (this “Certificate of Designations”). A holder of a share or shares of Series D Stock shall be referred to as a “Series D Holder.” The Series D Stock is being issued to the Series D Holder in exchange for, and in full satisfaction of, certain indebtedness of the Corporation and/or its subsidiary NextNRG Holding Corp. owed to pursuant to that Debt Exchange Agreement, dated as of October 29, 2026 by and among the Corporation, , its subsidiary NextNRG Holding Corp., and Michael D. Farkas (the “Exchange Agreement”). The date on which shares of Series D Stock are first issued is the “Original Issuance Date.”

Section 2. Number and Stated Value. The number of authorized shares of Series D Stock is 7,000 shares. Each share of Series D Stock shall have an initial stated value of $1,000 (as increased from time to time, the “Stated Value”), representing an aggregate initial Stated Value of $7,000,000.

The Stated Value shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Stock occurring after the Original Issuance Date.

Section 3. Dividends. (a) The Series D Stock shall accrue cumulative dividends at the rate of 18% per annum of the Stated Value (the “Series D Dividend”), compounding monthly. The Series D Dividend shall accrue daily from the Original Issuance Date on the basis of a 360-day year and, on the last day of each calendar month (each, a “Dividend Accretion Date”), all Series D Dividends accrued and unpaid with respect to each share of Series D Stock through such date shall, automatically and without any action by the Corporation or any Series D Holder, be added to and increase the Stated Value of each share of Series D Stock (such amounts, “Accreted Dividends”). (b) In lieu of accretion on any Dividend Accretion Date, the Board may, in its sole discretion, declare and pay all or any part of the Series D Dividend then accrued in cash, subject to Section 4A(a). No cash dividend shall ever be mandatory, and the failure of the Board to declare any cash dividend shall not constitute a default or give rise to any right or remedy of any Series D Holder. (c) The Series D Dividend shall cease to accrue on any share of Series D Stock from and after the date of its Conversion or its Reconversion Date. (d) Other than as set forth in this Section 3 and Section 6(d), the Series D Stock shall not participate in any dividends or distributions made with respect to the Common Stock or any other class or series of capital stock of the Corporation. (e) For purposes herein, a “Business Day” shall mean any day on which commercial banks are generally open for business in the State of Nevada and in New York, New York.

Section 4. Ranking. The Series D Stock shall rank, with respect to the payment of dividends, distributions, redemptions and other payments, and distributions upon any liquidation, dissolution or winding up of the Corporation, (i) junior to the Corporation’s Series C Convertible Non-Voting Preferred Stock (the “Series C Preferred”) and to any other class or series of capital stock authorized or issued with the consent of the Series C Required Holders that by its terms ranks senior to the Series D Stock, and (ii) senior to the Common Stock and to any other series of Preferred Stock that by its terms ranks junior to the Series D Stock (collectively, “Junior Securities”).

Section 4A. Series C Priority and Protections. Notwithstanding anything to the contrary in this Certificate of Designations, for so long as any shares of Series C Preferred remain outstanding:

(a) No Distributions or Redemptions Without Series C Consent. The Corporation shall not redeem, repurchase or otherwise acquire for value any shares of Series D Stock (other than a Reconversion effected in compliance with Section 7(g)) without the prior written consent of the Series C Required Holders, which consent may be withheld in their sole discretion.

(b) No Series D Consent Rights Over Series C Matters. No provision of this Certificate of Designations (including Section 9) shall require the vote or consent of any Series D Holder for, or otherwise restrict, condition or impair: (i) the issuance of any shares of Series C Preferred, or of any shares of Common Stock or other securities issuable, under the Series C Certificate of Designation or the Securities Purchase Agreement; (ii) any increase in the stated value of, or any dividend, distribution, payment, conversion, exchange or redemption in respect of, the Series C Preferred; (iii) any amendment, restatement, waiver or other modification of the Series C Certificate of Designation or any other Series C Transaction Document; or (iv) the authorization, designation or issuance of any class or series of capital stock or other securities issued to, or approved in writing by, the Series C Required Holders, including any securities issued in exchange for or in replacement of the Series C Preferred. To the fullest extent permitted by the applicable law, each Series D Holder, by its acceptance of shares of Series D Stock, waives any right to vote as a separate class or series on any matter described in this Section 4A(b).

(c) Share Reservation Priority. All shares of Common Stock required to be reserved under the Series C Certificate of Designation and the Securities Purchase Agreement (the “Series C Reserved Shares”) shall be reserved before, and in priority to, any reservation for the Series D Stock. The Corporation shall not issue any Conversion Shares, and no Series D Holder may effect a Conversion, to the extent that such issuance would cause or contribute to an Authorized Share Failure (as defined in the Series C Certificate of Designation) or would reduce the number of authorized, unissued and unreserved shares of Common Stock available for the Series C Reserved Shares. Shares of Series D Stock that cannot be converted by reason of this Section 4A(c) shall remain outstanding and shall become convertible when such issuance would no longer have such effect.

(d) Amendments and Further Issuances. This Certificate of Designations shall not be amended, altered, repealed or waived (whether by merger, consolidation, conversion or otherwise) without the prior written consent of the Series C Required Holders, and any such action taken without such consent shall be null and void ab initio.

(e) Conflicts. In the event of any conflict between this Certificate of Designations and the Series C Certificate of Designation, the Series C Certificate of Designation shall control.

(f) Certain Definitions. “Series C Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Non-Voting Preferred Stock of the Corporation filed with the Secretary of State of the State of Nevada on October 7, 2026, as amended, restated, supplemented or otherwise modified from time to time, which shall be given effect for all purposes of this Certificate of Designations as if set forth in the Series C Certificate of Designation). “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of August 13, 2026, by and among the Corporation (as successor to NextNRG, Inc., a Delaware corporation) and the buyers party thereto, as amended. “Series C Required Holders” shall mea the “Required Holders” as defined in the Series C Certificate of Designation and “Series C Transaction Documents” shall mean the “Transaction Documents” as defined in the Series C Certificate of Designation. “Voting Agreement” shall mean the Amended and Restated Voting, Support and Standstill Agreement, dated as of October 7, 2026, by and among the Corporation and the stockholders party thereto, as further amended.

Section 5. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment in full of all amounts payable to the holders of the Series C Preferred and any other senior securities, and before any distribution or payment to the holders of Junior Securities, each Series D Holder shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, an amount per share equal to the Stated Value plus all accrued and unpaid Series D Dividends not yet accreted (the “Liquidation Amount”). If the assets available are insufficient to pay the Liquidation Amount in full, such assets shall be distributed ratably among the Series D Holders (and the holders of any parity securities) in proportion to the full amounts to which they would otherwise be entitled. None of a merger, consolidation, conversion, share exchange, sale, lease or other disposition of all or substantially all of the assets of the Corporation, or any change of control of the Corporation, shall be deemed a Liquidation for any purpose of this Certificate of Designations, and no such event shall entitle any Series D Holder to any payment, redemption or distribution.

Section 6. Conversion.

(a)	Right to Convert. Subject to the terms and conditions herein, a Series D Holder shall have the right at any time and from time to time to convert all or any part of its shares of Series D Stock into shares of Common Stock (such shares, the “Conversion Shares,” and each such conversion, a “Conversion”). Each share of Series D Stock converted shall be convertible into a number of Conversion Shares equal to (1) the Stated Value plus all accrued and unpaid Series D Dividends thereon, divided by (2) the Conversion Price, rounded down to the nearest whole share, calculated collectively for all shares being converted under any Notice of Conversion.

(b)	Conversion Price. The “Conversion Price” means $2.20, being the greater of (i) the consolidated closing bid price of the Common Stock on The Nasdaq Capital Market and (ii) the “Minimum Price” as defined in Nasdaq Rule 5635(d)(1)(A), in each case measured immediately prior to the date of the Exchange Agreement on November 2, 2026, subject to adjustment as set forth herein.

(i)	A Series D Holder shall elect a Conversion by delivering to the Corporation and its transfer agent a notice of conversion in the form attached hereto as Exhibit A (the “Notice of Conversion”), together with any certificate representing the shares being converted, duly endorsed. The Corporation shall, within two trading days of receipt of a Notice of Conversion, issue the Conversion Shares in book-entry form. A Conversion shall be deemed effected on the date the Notice of Conversion is delivered if delivered by e-mail or other reasonable means prior to 6:00 p.m., Eastern time, and otherwise on the next Business Day.

(ii)	Shares of Series D Stock converted shall cease to be outstanding, and Series D Dividends shall cease to accrue thereon, as of the date of Conversion. A Series D Holder may convert any shares of Series D Stock that are subject to a Reconversion Notice until 5:00 p.m. New York time on the Business Day before the Reconversion Date.

(c)	Concerning the Conversion Shares. The Conversion Shares may not be sold or transferred unless (i) sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the Corporation and its transfer agent have been furnished with a customary opinion of counsel that the shares may be sold or transferred pursuant to an exemption from registration, including Rule 144 (“Rule 144”), or (iii) transferred to an “affiliate” (as defined in Rule 144) of the Series D Holder who is an accredited investor and agrees to be bound by this Section 6(c). Any restrictive legend on the Conversion Shares shall be removed upon receipt of a customary opinion of counsel that the shares may be sold without registration or upon their registration for resale.

(d)	Adjustment Due to Merger, Consolidation, Etc.; Participation in Distributions. If the Corporation effects any merger, consolidation, share exchange, reclassification, sale of all or substantially all of its assets or similar transaction in which the Common Stock is converted into or exchanged for securities, cash or other property (or any combination thereof), each share of Series D Stock shall thereafter be convertible, at the Series D Holder’s option, into the same kind and amount of securities, cash or other property, in the same form and proportion, as would have been received by a holder of the number of Conversion Shares issuable upon Conversion of such share of Series D Stock (without regard to Section 6(g)) immediately before such transaction; no Series D Holder shall be entitled to any consideration in a form different from, or greater than, that received by holders of Common Stock. If the Common Stock is converted into another class of securities of the Corporation or any successor entity, whether by merger, reorganization, re-incorporation or otherwise (the “Replacement Securities”), or all outstanding shares of Common Stock are exchanged for equity interests in another entity (the “Exchanged Securities”), any reference herein to the Common Stock shall, upon consummation of such transaction, be deemed a reference to such Replacement Securities or Exchanged Securities, as applicable. These adjustments shall be made each time any such event occurs. In addition, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise, including any distribution of cash, stock (other than a stock dividend that results in an adjustment under the first sentence of Section 6(e)), other securities, property or options, or any spin-off of a subsidiary or business, each Series D Holder shall be entitled to participate in such distribution to the same extent as if it had held the number of Conversion Shares issuable upon Conversion of its Series D Stock (without regard to Section 6(g)) immediately before the record date for such distribution.

(e)	Adjustment to Conversion Price Due to Splits and Dilutive Issuances. If the Corporation at any time on or after the Original Issuance Date subdivides (by any stock split, stock dividend, recapitalization or similar transaction) the outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately prior thereto shall be proportionately decreased, and if the Corporation combines (by any reverse stock split, combination, recapitalization or similar transaction) the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be proportionately increased. Any such adjustment shall become effective immediately after the effective date of the subdivision or combination. In addition, if, while any Series D Stock is outstanding, the Corporation issues or sells, or under this Certificate of Designations is deemed to issue or sell, any Common Stock or Common Stock Equivalents (including Common Stock issued on conversion or exercise of any security at a reduced or alternate conversion or exercise price) at a price per share below the Conversion Price then in effect, other than Exempt Issuances, the Conversion Price shall be reduced to that price per share; provided that (i) the Conversion Price shall not be reduced below the Minimum Price (as defined in Nasdaq Rule 5635(d)(1)(A)) measured immediately before the issuance or sale giving rise to the adjustment, and, until stockholder approval of this adjustment under Nasdaq Rules 5635(c) and 5635(d) has been obtained and has become effective, shall not be reduced below the Conversion Price in effect on the Original Issuance Date (in each case as adjusted for any subdivision or combination described above), and in no event, at any time (including after such stockholder approval has been obtained and has become effective), shall the Conversion Price be reduced under this sentence below the Floor Price; (ii) any such adjustment shall be based only on the price per share at which the Corporation actually issues securities, and no adjustment shall be based on the market price or VWAP of the Common Stock, and no other term of any security of the Corporation shall apply to the Series D Stock. For purposes of this Section 6(e): “Common Stock Equivalents” means any securities of the Corporation that are convertible into, or exercisable or exchangeable for, Common Stock, including options and warrants; upon the issuance or sale of any Common Stock Equivalents, the Corporation shall be deemed to have issued the maximum number of shares of Common Stock issuable thereunder at a price per share equal to the lowest total consideration per share receivable by the Corporation upon such issuance or sale and upon conversion, exercise or exchange thereof, and Common Stock issued on conversion or exercise of any security at a reduced or alternate conversion or exercise price shall be deemed issued at that reduced or alternate price; and “Exempt Issuances” means (A) Conversion Shares, (B) shares, options or awards issued to employees, officers, directors or consultants under an equity plan approved by the Board, (C) Common Stock issued on conversion, exercise or exchange of securities outstanding on the Original Issuance Date at the conversion, exercise or exchange price in effect on the Original Issuance Date (and not at any reduced or alternate price); and “Floor Price” means $0.44, as adjusted for any stock split, stock dividend, combination, reclassification or similar event., (D) shares of Series C Preferred, and any shares of Common Stock or other securities issued or issuable under or pursuant to the terms of the Series C Certificate of Designation or the Securities Purchase Agreement and (E) shares of Common Stock issued under any equity purchase facility, equity line or at-the-market offering to which the Series C Required Holders have consented to in writing. The Conversion Price shall not otherwise be subject to adjustment.

(f)	Additional Provisions. (i) No fractional shares of Common Stock shall be issued upon Conversion; the Corporation shall round down to the nearest whole share. (ii) The issuance of Conversion Shares shall be made without charge to the Series D Holder for any documentary stamp or similar taxes, other than any tax payable in respect of an issuance in a name other than that of the Series D Holder. (iii) The Corporation shall reserve from its authorized and unissued Common Stock a number of shares equal to at least 100% of the Conversion Shares then issuable upon conversion of all outstanding Series D Stock, subject in all cases to the priority of the Series C Reserved Shares pursuant to Section 4A(c).

(g)	Notice Cap; Nasdaq Limits. Until the Cap Release Date, (i) the Corporation shall not issue, and no Series D Holder may convert into, Conversion Shares that would bring the total Conversion Shares issued above 1,684,224 shares (the “Cap Amount”), being 9.99% of the 16,859,103 shares of Common Stock outstanding as of the date of the Exchange Agreement, and (ii) the total votes carried by the Series D Stock shall not exceed the lesser of the Cap Amount and 9.99% of the total voting power of the Corporation outstanding as of the date of the Exchange Agreement. The Cap Amount includes Conversion Shares issuable on Accreted Dividends and shall be adjusted for any subdivision or combination described in the first sentence of Section 6(e). Shares of Series D Stock that cannot be converted by reason of this Section 6(g) shall remain outstanding with all their other rights and shall become convertible on the Cap Release Date, and votes above the cap shall be suspended until the Cap Release Date. The “Cap Release Date” is the 16th calendar day after the Corporation files a Notification Form: Listing of Additional Shares with Nasdaq for the Conversion Shares, unless before that day Nasdaq has notified the Corporation that it objects to the issuance or requires stockholder approval, in which case the Cap Release Date shall not occur until such objection is resolved or such approval is obtained, and the Corporation shall use reasonable efforts to resolve it promptly. No Series D Holder may waive this Section 6(g), and any Notice of Conversion shall be effective only up to the Cap Amount. In addition, notwithstanding the foregoing, if, at any time, Nasdaq advises that the Corporation that stockholder approval is required under Nasdaq Rule 5635(c) or 5635(d), or that the voting rights under Section 8 do not comply with Nasdaq Rule 5640, the Corporation shall not issue Conversion Shares, and such voting rights shall not apply, beyond the level Nasdaq permits until such approval is obtained, and any shares of Series D Stock not convertible by reason of this Section 6(g) shall remain outstanding with all their other rights.

Section 6A. No Holder Redemption; Perpetual Term.

(a) Perpetual. The Series D Stock is perpetual and has no maturity date or mandatory redemption date.

(b) No Holder Rights to Cash or Redemption; Settlement. No Series D Holder shall have any right to require, request or compel the Corporation to redeem, repurchase or otherwise acquire any share of Series D Stock, or to effect a Reconversion (as defined below), whether by way of a put, holder redemption, change-of-control redemption, deemed liquidation, default, delisting or any other event. Other than a distribution upon a Liquidation pursuant to Section 5, no event or circumstance shall require the Corporation to pay any cash or deliver any assets in respect of the Series D Stock. Every obligation of the Corporation in respect of the Series D Stock shall be settled solely by accretion to Stated Value, by issuance of Conversion Shares upon a Conversion, by delivery of a Reinstated Note upon a Reconversion at the Corporation’s election, or by distribution upon a Liquidation, and no such obligation shall be subject to net-cash settlement.

Section 7. Redemption at the Corporation’s Option for Indebtedness.

(a)	Right of Reconversion. Subject to Section 7(g), the Corporation may, at its sole option, by resolution of a committee of the Board composed solely of directors who are independent and have no interest in the Series D Stock (which shall be the Audit Committee, if then in existence) or, if no such committee exists, by resolution of a majority of the directors who are independent under the rules of the Trading Market and have no interest in the Series D Stock or the Reinstated Note, redeem all or any part of the outstanding shares of Series D Stock at any time after the 6-month anniversary of the Original Issuance Date, on not less than ten Business Days’ written notice (a “Reconversion”). The redemption price for each share shall be paid solely by issuing a promissory note of the Corporation (a “Reinstated Note”) in a principal amount equal to the Stated Value plus accrued and unpaid dividends not yet accreted (the “Reinstatement Amount”), in the form approved by that committee or those directors. Shares so redeemed shall be retired and shall not be reissued. No Series D Holder may require the Corporation to redeem any share, and the Corporation shall have no obligation to pay any cash or deliver any assets in respect of the Series D Stock except as provided for on Liquidation. Any redemption shall be made only to the extent permitted by NRS 78.288 and other applicable Nevada law. Michael D. Farkas and any director affiliated with a Series D Holder shall not participate in, vote on or be counted for purposes of a quorum with respect to any decision regarding a Reconversion. “Trading Market” means The Nasdaq Capital Market or any other national securities exchange on which the Common Stock is then listed.

(b)	Listing Compliance Limit. The Corporation shall not effect a Reconversion if, on a pro forma basis after giving effect thereto, the Corporation’s stockholders’ equity would be less than the amount required for continued listing of the Common Stock on the Trading Market, unless the Common Stock is not then listed on any Trading Market.

(c)	Notice. The Corporation shall deliver to each affected Series D Holder written notice of a Reconversion (a “Reconversion Notice”) not less than ten Business Days before the date of Reconversion stated therein (the “Reconversion Date”). The Reconversion Notice shall state the number of shares of Series D Stock to be redeemed and the principal amount of the Reinstated Note to be issued. The Corporation shall not deliver a Reconversion Notice while it is aware of material non-public information about the Corporation. If the Corporation publicly discloses material information after delivering a Reconversion Notice and before the Reconversion Date, the Reconversion Date shall be postponed so that each Series D Holder has at least ten Business Days after that disclosure to convert under Section 6(b)(ii).

(d)	Effect of Reconversion. On the Reconversion Date, automatically and without any further action by the Series D Holder: (i) the shares subject to the Reconversion shall be redeemed, shall cease to be outstanding and shall be retired and shall not be reissued as shares of Series D Stock, and all rights of the Series D Holder with respect thereto shall terminate, other than the right to receive the Reinstated Note; and (ii) the Corporation shall issue and deliver the Reinstated Note to the Series D Holder. Each Series D Holder shall execute and deliver any subordination agreement or other document the Corporation reasonably requests to give effect to a Reconversion.

(e)	Partial Reconversion. In the event of a Reconversion of less than all outstanding shares of Series D Stock, the shares to be redeemed shall be selected pro rata among the Series D Holders.

(f)	Legal Limits. Any Reconversion shall be effected only to the extent permitted by NRS 78.288 and any other applicable law. If the Corporation cannot lawfully redeem all of the shares specified in a Reconversion Notice, it shall redeem the maximum number of shares it may lawfully redeem and may withdraw the Reconversion Notice as to the remaining shares.

(g)	Reinstated Note Terms; Series C Priority. No Reconversion shall be effected (i) while any Mandatory Redemption Event or Trigger Event (each as defined in the Series C Certificate of Designation) has occurred and is continuing or (ii) unless the Reinstated Note (A) is unsecured and is not guaranteed by any subsidiary of the Corporation or any other Person; (B) accrues interest solely in kind by addition to principal; (C) provides that no payment of principal, interest or any other amount (including any prepayment) shall be made in cash, securities or other property, and that the holder thereof shall not accelerate, demand, sue for or exercise any other right or remedy in respect thereof, until the date on which no shares of Series C Preferred remain outstanding and all amounts owing under the Series C Certificate of Designation and the other Series C Transaction Documents have been paid in full (the “Series C Discharge Date”); (D) matures no earlier than the Series C Discharge Date; (E) is not convertible into or exchangeable for any equity security of the Corporation and contains no term that varies with the trading price of the Common Stock; (F) is subject to a subordination agreement in form and substance satisfactory to the Series C Required Holders; and (G) constitutes Stockholder Debt (as defined in the Voting Agreement) subject to Section 5(d) of the Voting Agreement.

Section 8. Voting Rights. Subject to Section 6(g), and other than as set forth in Section 9 or as required by the rules of the Trading Market, each share of Series D Stock shall, on any matter submitted to the holders of the Common Stock for a vote, vote together with the Common Stock as a single class on such matter for as long as such share of Series D Stock is issued and outstanding, and each share of Series D Stock shall have a number of votes equal to its Stated Value (including Accreted Dividends) divided by the Conversion Price in effect on the record date for the vote, rounded down to the nearest whole vote; provided that, in all cases (including for purposes of Nasdaq Rule 5640 or any similar rules of the then applicable Trading Market), such votes shall be calculated using a price not lower than the Conversion Price in effect on the Original Issuance Date (as adjusted only for any subdivision or combination described in the first sentence of Section 6(e)).

Section 9. Amendment and Protective Provisions. Subject to Section 4A, the Corporation may not, and shall not, amend, alter or repeal any provision of the Articles or this Certificate of Designations (whether by merger, conversion or otherwise) in a manner that adversely changes the powers, preferences or special rights of the Series D Stock without the prior written consent of Series D Holders holding a majority of the Series D Stock then issued and outstanding, in which vote each share of Series D Stock shall have one vote, voting separately as a single class, in person or by proxy, at a meeting or by written consent, and any such act or transaction entered into without such vote or consent shall be null and void ab initio. Without the prior written consent of Series D Holders holding a majority of the outstanding Series D Stock, the Corporation shall not create, authorize or issue any class or series of capital stock ranking senior to or on parity with the Series D Stock as to dividends or distributions upon Liquidation. The Series D Stock shall also vote as a separate class as otherwise required by the NRS, except to the extent waived pursuant to Section 4A(b). Any amendment, alteration, repeal or waiver of this Certificate of Designations on behalf of the Corporation shall require the approval of the Audit Committee and, for so long as any shares of Series C Preferred are outstanding, the prior written consent of the Series C Required Holders as provided in Section 4A(d).

Section 10. Transfer. Shares of Series D Stock may be freely sold, assigned, pledged or otherwise transferred by a Series D Holder, subject only to compliance with applicable securities laws, and the Corporation shall not withhold, condition or delay any such transfer or refuse to register it on its books (it being understood that Conversion Shares shall be transferable subject only to Section 6(c)); provided that the Corporation may require customary evidence (which may include an opinion of counsel) that the transfer complies with applicable securities laws, and each transferee must first agree in writing to be bound by Sections 2.3, 3 and 4 of the Exchange Agreement.

Section 11. Miscellaneous.

(a)	Legend. Any certificates or book-entry notations representing the Series D Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer thereof):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH IN THE CERTIFICATE OF DESIGNATIONS AND THE DEBT EXCHANGE AGREEMENT.

(b)	Lost or Mutilated Series D Stock Certificate. If any certificate for Series D Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of and in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	No Registration Rights. The Series D Holders shall not have the right to require the Corporation to register any shares of Series D Stock or Conversion Shares for resale pursuant to the securities laws of the United States. For so long as any shares of Series C Preferred are outstanding, the Corporation shall not file any registration statement covering the resale of any Series D Stock or Conversion Shares during any Restricted Period (as defined in the Securities Purchase Agreement).

(d)	Waiver. Any waiver by the Corporation or a Series D Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision. The failure of the Corporation or a Series D Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term. Any waiver must be in writing and, in the case of the Corporation, approved by the Audit Committee.

(e)	Notices. Any notice to the Corporation under this Certificate of Designations shall be in writing and sent to the attention of the Chair of the Audit Committee, with a copy to Sichenzia Ross Ference Carmel LLP.

Section 12. Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. Any invalid provision shall be reformed to the minimum extent necessary, consistent with the intent that the Series D Stock be classified as permanent stockholders’ equity of the Corporation. Notwithstanding the foregoing, no such reformation shall modify Section 4A or Section 7(g) or adversely affect the rights, preferences or privileges of the Series C Preferred.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed by its undersigned officer as of November 2, 2026.

NEXTNRG, INC.

By:	/s/ Joel Kleiner
Name:	Joel Kleiner
Title:	Chief Financial Officer

EXHIBIT A

NextNRG, Inc. — Notice of Conversion

Reference is made to the Certificate of Designations of Preferences and Rights of Series D Convertible Voting Preferred Stock of NextNRG, Inc. (the “Corporation”). The undersigned hereby elects to convert the number of shares of Series D Convertible Voting Preferred Stock, $0.0001 par value per share, indicated below into shares of Common Stock, $0.0001 par value per share, of the Corporation as of the date specified below.

Date of Conversion: ___________________

Number of Preferred Shares to be converted: ___________________

Stated Value (including Accreted Dividends) plus accrued, unaccreted dividends: $ ___________________

Conversion Price: $ ___________________

Number of shares of Common Stock to be issued: ___________________

Issue to / Address: ___________________

Holder Name: ___________________

By (signature): ___________________

Title: ___________________

Dated: ___________________

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